Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement filed on Form S-4/A Amendment 5, filed on August 14, 2009, of our report dated March 30, 2009, relating to the balance sheets of Abazias, Inc. as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2008, and 2007. We also consent to the reference to our firm under the heading ‘Experts’ in this Registrations Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone−bailey.com
Houston, Texas

August 14, 2009